Exhibit 99.1

LIMITED BRANDS REPORTS OCTOBER 2010 SALES AND

INCREASES THIRD QUARTER EARNINGS GUIDANCE

Columbus, Ohio, Nov. 4, 2010 — Limited Brands, Inc. (NYSE: LTD) reported a comparable store sales increase of 9 percent for the four weeks ended Oct. 30, 2010, compared to the four weeks ended Oct. 31, 2009. The company reported net sales of $617.3 million for the four weeks ended Oct. 30, 2010, compared to net sales of $561.1 million last year.

The company reported a comparable store sales increase of 10 percent for the third quarter ended Oct. 30, 2010, compared to the third quarter ended Oct. 31, 2009. The company reported net sales of $1.983 billion for the third quarter ended Oct. 30, 2010, compared to sales of $1.777 billion last year.

The company reported a comparable store sales increase of 9 percent for the 39 weeks ended Oct. 30, 2010, compared to the 39 weeks ended Oct. 31, 2009. The company reported net sales of $6.157 billion for the 39 weeks ended Oct. 30, 2010, compared to sales of $5.569 billion last year.

The company expects to report third quarter earnings per share of $0.15 to $0.17, versus its previous guidance of $0.03 to $0.08. The company will report third quarter earnings on Nov. 17 after the close of the market and will conduct its third quarter earnings call at 9 a.m. Eastern on Nov. 18.

To hear further commentary provided on Limited Brands’ prerecorded October sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.Limitedbrands.com for an audio replay.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,665 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the October sales call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the October sales call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees and franchisees;

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•

market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the October sales call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2009 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:

Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

LIMITED BRANDS

OCTOBER 2010

Comparable Store Sales Increase (Decrease):

	October 2010	October 2009	Third Quarter 2010	Third Quarter 2009	Year-to-Date 2010	Year-to-Date 2009
Victoria’s Secret Stores	14%	(6%)	14%	(4%)	13%	(9%)
La Senza	(2%)	(7%)	1%	(6%)	1%	(10%)
Bath & Body Works	5%	2%	6%	2%	4%	(2%)
Limited Brands	9%	(4%)	10%	(2%)	9%	(7%)

Total Sales (Millions):

	Third Quarter 2010	Third Quarter 2009	Year-to-date 2010	Year-to-date 2009
Victoria’s Secret Stores	$842.0	$730.2	$2,625.4	$2,294.7
Victoria’s Secret Direct	257.3	248.7	998.5	925.5
La Senza	89.8	98.8	277.0	288.9

Total Victoria’s Secret	$1,189.1	$1,077.7	$3,900.9	$3,509.1
Bath & Body Works	$467.5	$438.8	$1,434.3	$1,374.8
Total Other	$326.8	$260.8	$822.2	$685.2

Limited Brands	$1,983.4	$1,777.3	$6,157.4	$5,569.1

Total Stores:

	Stores Operating	Year-to-date		Stores Operating
	at 1/30/10	Opened	Closed	at 10/30/10

Victoria’s Secret Stores	1,040	5	(6)	1,039
Bath & Body Works	1,627	2	(14)	1,615
Henri Bendel	11	—	—	11

Total United States	2,678	7	(20)	2,665

La Senza Canada	258	—	(3)	255
Bath & Body Works Canada	31	25	—	56
Victoria’s Secret Canada	4	8	—	12

Total Limited Brands	2,971	40	(23)	2,988

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com